Exhibit 3.1

SECOND AMENDED AND RESTATED BYLAWS

OF

SS&C TECHNOLOGIES HOLDINGS, INC.

TABLE OF CONTENTS

Page

ARTICLE I STOCKHOLDERS
1.1 Place of Meetings.	1
1.2 Annual Meeting.	1
1.3 Special Meetings.	1
1.4 Notice of Meetings.	1
1.5 Voting List.	1
1.6 Quorum.	1
1.7 Adjournments.	1
1.8 Voting and Proxies.	2
1.9 Action at Meeting.	2
1.10 Nomination of Directors.	2
1.11 Nominations of Directors Included in the Corporation’s Proxy Materials.	5
1.12 Notice of Business at Annual Meetings.	10
1.13 Conduct of Meetings.	12
1.14 Stockholder Action by Written Consent.	13
ARTICLE II DIRECTORS
2.1 General Powers.	14
2.2 Number, Election and Qualification.	14
2.3 Chairman of the Board; Vice Chairman of the Board.	14
2.4 Classes of Directors.	14
2.5 Terms of Office.	14
2.6 Quorum.	14
2.7 Action at Meeting.	15
2.8 Removal.	15
2.9 Vacancies.	15
2.10 Resignation.	15
2.11 Regular Meetings.	15
2.12 Special Meetings.	15
2.13 Notice of Special Meetings.	15
2.14 Meetings by Conference Communications Equipment.	15
2.15 Action by Consent.	15
2.16 Committees.	15
2.17 Compensation of Directors.	16
ARTICLE III OFFICERS
3.1 Titles.	16
3.2 Election.	16
3.3 Qualification.	16
3.4 Tenure.	16
3.5 Resignation and Removal.	16
3.6 Vacancies.	16
3.7 President; Chief Executive Officer.	16
3.8 Vice Presidents.	17
3.9 Secretary and Assistant Secretaries.	17
3.10 Treasurer and Assistant Treasurers.	17
3.11 Salaries.	17
3.12 Delegation of Authority.	17

i

ARTICLE IV CAPITAL STOCK
4.1 Issuance of Stock.	17
4.2 Stock Certificates; Uncertificated Shares.	17
4.3 Transfers.	18
4.4 Lost, Stolen or Destroyed Certificates.	18
4.5 Record Date.	18
4.6 Regulations.	19
ARTICLE V GENERAL PROVISIONS
5.1 Fiscal Year.	19
5.2 Corporate Seal.	19
5.3 Waiver of Notice.	19
5.4 Voting of Securities.	19
5.5 Evidence of Authority.	19
5.6 Certificate of Incorporation.	19
5.7 Severability.	19
5.8 Pronouns.	19
ARTICLE VI AMENDMENTS

ii

ARTICLE I
STOCKHOLDERS

1.1 Place of Meetings. All meetings of stockholders shall be held at such place as may be designated from time to time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President or, if not so designated, at the principal office of the corporation.

1.2 Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President (which date shall not be a legal holiday in the place where the meeting is to be held).

1.3 Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board of Directors, the Chairman of the Board or the Chief Executive Officer, and may not be called by any other person or persons. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4 Notice of Meetings. Except as otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the General Corporation Law of the State of Delaware) by the stockholder to whom the notice is given. The notices of all meetings shall state the place, date and time of the meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the General Corporation Law of the State of Delaware.

1.5 Voting List. The Secretary shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. The list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.7 Adjournments. Any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairman of the meeting or by the stockholders present or represented at the meeting and entitled to vote, although less than a quorum. It shall not be necessary to notify any stockholder of any adjournment of less than 30 days if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

1.8 Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders, or to express consent or dissent to corporate action without a meeting, may vote or express such consent or dissent in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote or act for such stockholder by a proxy executed or transmitted in a manner permitted by the General Corporation Law of the State of Delaware by the stockholder or such stockholder’s authorized agent and delivered (including by electronic transmission) to the Secretary of the corporation. No such proxy shall be voted or acted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

1.9 Action at Meeting. When a quorum is present at any meeting, any matter to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of a majority in voting power of the shares of stock of that class or series present or represented at the meeting and voting affirmatively or negatively on such matter), except when a different vote is required by law, the Certificate of Incorporation or these Bylaws. With respect to the election of directors, if as of the tenth (10th) day preceding the date the corporation first mails its notice of meeting for such meeting to the stockholders of the corporation, the number of nominees for director exceeds the number of directors to be elected (a “contested election”), the directors shall be elected by the vote of a plurality of the votes cast. If an incumbent director nominee fails to receive a majority of the votes cast in an election that is not a contested election, the director shall immediately tender his or her resignation to the Board of Directors. The nominating and governance committee of the Board of Directors, or such other committee designated by the Board of Directors, shall make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation within 90 days following certification of the election results. If the Board of Directors accepts a director’s resignation pursuant to this Section 1.9, or if a nominee for director is not elected and the nominee is not an incumbent director, the remaining members of the Board of Directors may fill the resulting vacancy pursuant to Section 2.9 of these Bylaws or may decrease the size of the Board of Directors pursuant to Section 2.2 of these Bylaws.

1.10 Nomination of Directors.

(a) Except for (1) any directors entitled to be elected by the holders of Preferred Stock, (2) any directors elected in accordance with Section 2.9 hereof by the Board of Directors or the stockholders to fill a vacancy or newly-created directorship or (3) as otherwise required by applicable law or stock market regulation, only persons who are nominated in accordance with the procedures in this Section 1.10 or Section 1.11 hereof shall be eligible for election as directors. Nomination for election to the Board of Directors at a meeting of stockholders may be made (i) by or at the direction of the Board of Directors, (ii) by any stockholder of the corporation who (x) complies with the notice procedures set forth in Section 1.10(b) and (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting, or (iii) pursuant to Section 1.11 hereof.

(b) Subject to the immediately following paragraph, to be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the corporation as follows: (1) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting in any other year is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was publicly disclosed; or (2) in the case of an election of directors at a special meeting of stockholders, provided that the Board of Directors has determined that directors shall be elected at such meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which notice of the date of such special meeting was publicly disclosed. Neither the adjournment of an annual meeting, nor the postponement or rescheduling of an annual meeting for which notice of the meeting has already been given to stockholders (or the public disclosure thereof) shall commence a new time period (or extend any time period) for the giving of a stockholder’s notice. In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 10 days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the corporation not later than 5 days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than 8 days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of 10 days prior to the meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 1.10 or any other Section of these Bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines under these Bylaws or enable or be deemed to permit a stockholder who has previously submitted a notice under these Bylaws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of stockholders.

The stockholder’s notice to the Secretary shall set forth:

(A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address; (2) such person’s principal occupation or employment; (3) the class, series and number of shares of stock of the corporation which are beneficially owned by such person; (4) the date or dates such shares were acquired and the investment intent of such shares; (5) such person’s written consent to being named in the corporation’s proxy statement and form of proxy as a nominee and to serving as a director if elected (with the corporation determining in its discretion whether to include such nominee in its proxy materials); (6) all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (7) at any time before the applicable meeting of stockholders, such other information as the corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation, to assess the background of such nominee, and to determine whether such person meets the independence requirements of the Exchange Act (and rules and regulations thereunder) and the stock exchange on which the corporation’s securities are traded;

(B) as to the stockholder giving the notice and stockholder associated person (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such stockholder associated person; (2) the class or series and number of shares of stock of the corporation which are directly or indirectly owned, beneficially and of record, by such stockholder and such stockholder associated person; (3) a description of any proxy, contract, arrangement, understanding, or relationship (whether written or oral) pursuant to which such stockholder or stockholder associated person has a right to vote, directly or indirectly, any stock of the corporation or pursuant to which any other person has the right to vote, directly or indirectly, any stock owned by such stockholder or stockholder associated person; (4) a representation that such stockholder is a holder of record of the stock of the corporation at the time of giving of the notice, will be entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; (5) a representation whether such stockholder or stockholder associated person intends or is part of a group that intends to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of stock issued and outstanding that is required to elect each such nominee, (y) otherwise to solicit proxies from stockholders in support of such nomination and (z) solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 under the Exchange Act; (6) any performance-related fees (other than an asset-based fee) that such stockholder or stockholder associated person is entitled to based on any increase or decrease in the value of shares of stock of the corporation or Derivative Instruments (as defined below), if any; (7) a description of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right is subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or any stockholder associated person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation; (8) any rights to dividends on the shares of stock of the corporation owned beneficially by such stockholder or stockholder associated person that are separated or separable from the underlying shares of the corporation; (9) a written description of any direct or indirect material interest in any material contract or agreement with the corporation, any affiliate of the corporation or any competitor of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (10) a written description of any other material relationship between such stockholder and such stockholder associated person, on the one hand, and the corporation, any affiliate of the corporation or any competitor, on the other hand; (11) a certification regarding whether such stockholder and stockholder associated person have complied with all applicable federal, state and other legal requirements in connection with such stockholder’s and/or stockholder associated person’s acquisition of shares of stock or other securities of the corporation; and (12) any other information relating to such stockholder and stockholder associated person that is reasonably requested by the corporation (including with respect to determining whether such person has complied with this Section 1.10). A stockholder shall not have complied with this Section 1.10(b) if the stockholder or stockholder associated person solicits or does not solicit, as the case may be, proxies in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.10.

(c) The chairman of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.10 (including whether the stockholder or stockholder associated person solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10), and if the chairman should determine that a nomination was not made in accordance with the provisions of this Section 1.10, the chairman shall so determine and such nomination shall be disregarded.

(d) Notwithstanding the foregoing provisions of this Section 1.10, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 1.10, to be considered a qualified representative of the stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(e) Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by law, if any stockholder or stockholder associated person (1) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any proposed nominee and (2) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the corporation that such stockholder or stockholder-associated person has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the corporation (which proxies and votes shall be disregarded). Upon request by the corporation, if any stockholder or stockholder-associated person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder or stockholder-associated person shall deliver to the corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

(f) To be eligible to be a nominee of any stockholder for election or reelection as a Director of the corporation, the person proposed to be nominated must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 1.10) to the Secretary of the corporation at the principal executive offices of the corporation, a completed and signed questionnaire in the form required by the corporation (which form the stockholder shall request in writing from the Secretary of the corporation and which the Secretary shall provide to such stockholder within 10 ten days of receiving such request) and a signed representation and agreement that such person: (1) has read and agrees, if elected, to adhere to the corporation’s corporate governance, conflict of interest, code of conduct and any other corporation policies and guidelines of the corporation applicable to Directors; and (2) is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the corporation including the amount of any payment or payments received or receivable thereunder (a “Third-Party Compensation Arrangement”) in connection with his or her nomination or candidacy as a director of the corporation that has not been fully disclosed to the corporation in connection with such person’s nomination for director or service as a director, (ii) any agreement, arrangement or understanding with any person or entity as to how such person would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been fully disclosed to the corporation prior to or concurrently with such person’s nomination for director or service as a director or (iii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with his or her fiduciary duties under applicable law.

(g) For purposes of this Section 1.10, “public disclosure” shall include disclosure (1) in a press release released by the corporation, provided that such press release is released by the corporation following its customary procedures, reported by the Dow Jones New Service, Associated Press or comparable national news service or is generally available on internet news sites or (2) in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(h) For purposes of this Section 1.10, “stockholder associated person” of any stockholder means: (1) any beneficial owner of shares of stock of the corporation on whose behalf any nomination is made by such stockholder; (2) any affiliates or associates of such stockholder or any beneficial owner described in clause (1); and (3) any affiliate who controls such stockholder or any beneficial owner described in clause (1).

1.11 Nominations of Directors Included in the Corporation’s Proxy Materials.

(a) Inclusion of Stockholder Nominees in Proxy Statement. Subject to the provisions of this Section 1.11, if expressly requested in the relevant Nomination Notice (as defined below), the corporation shall include in its proxy statement for any annual meeting of stockholders (but not at any special meeting of stockholders): (i) the names of any person or persons nominated for election (each, a “Stockholder Nominee”), which shall also be included on the corporation’s form of proxy and ballot, by any Eligible Stockholder (as defined below) or group of up to 20 Eligible Stockholders that, as determined by the Board of Directors, has (individually and collectively, in the case of a group) satisfied all applicable conditions and complied with all applicable procedures set forth in this Section 1.11 (such Eligible Stockholder or group of Eligible Stockholders being a “Nominating Stockholder”); (ii) disclosure about each Stockholder Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement; (iii) any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Stockholder Nominee’s election to the Board of Directors (subject, without limitation, to Section 1.11(e)(2), provided that such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”)); and (iv) any other information that the corporation or the Board of Directors determines, in its discretion, to include in the proxy statement relating to the nomination of each Stockholder Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 1.11 and any solicitation materials or related information with respect to a Stockholder Nominee.

For purposes of this Section 1.11, any determination to be made by the Board of Directors may also be made by a committee of the Board of Directors or any officer of the corporation designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the corporation, any Eligible Stockholder, any Nominating Stockholder, any Stockholder Nominee and any other person so long as made in good faith (without any further requirements). The person presiding at any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Stockholder Nominee has been nominated in accordance with the requirements of this Section 1.11 and, if not so nominated, shall direct and declare at the meeting that such Stockholder Nominee shall not be considered.

(b) Maximum Number of Stockholder Nominees. (1) The corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Stockholder Nominees than that number of directors constituting the greater of (i) two or (ii) 20% of the total number of directors of the corporation then serving on the last day on which a Nomination Notice may be submitted pursuant to this Section 1.11 (rounded down to the nearest whole number) (the “Maximum Number”); provided, however, that so long as the corporation has a classified Board of Directors, the Maximum Number is subject to reduction so that the Maximum Number for any annual meeting shall not exceed one-half of the number of directors to be elected (rounded down to the nearest whole number) as such number is provided in the notice for the meeting pursuant to Section 1.4. The Maximum Number for a particular annual meeting shall be reduced by: (i) each Stockholder Nominee whose nomination is withdrawn by the Nominating Stockholder or who becomes unwilling to serve on the Board of Directors; (ii) each Stockholder Nominee who ceases to satisfy, or Nominating Stockholders that cease to satisfy, the eligibility requirements in this Section 1.11, as determined by the Board of Directors; (iii) each Stockholder Nominee who the Board of Directors itself decides to nominate for election at such annual meeting; and (iv) the number of incumbent directors who had been Stockholder Nominees at either of the preceding two annual meetings of stockholders and whose terms extend past the upcoming annual meeting of stockholders, or whose reelection at the upcoming annual meeting of stockholders is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 1.11(d) but before the date of the annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(2) If the number of Stockholder Nominees pursuant to this Section 1.11 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the corporation, each Nominating Stockholder will select one Stockholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of the corporation’s common stock that each Nominating Stockholder disclosed as owned in its Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Stockholder Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 1.11(d), a Nominating Stockholder or a Stockholder Nominee ceases to satisfy the eligibility requirements in this Section 1.11, as determined by the Board of Directors, a Nominating Stockholder withdraws its nomination or a Stockholder Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the corporation: (i) shall not be required to include in its proxy statement or on any ballot or form of proxy the Stockholder Nominee or any successor or replacement Stockholder Nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (ii) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting of stockholders. Any Nominating Stockholder submitting more than one Stockholder Nominee for inclusion in the corporation’s proxy materials pursuant to this Section shall rank such Stockholder Nominees based on the order in which the Nominating Stockholder desires such Stockholder Nominees be selected for inclusion in the corporation’s proxy materials.

(c) Eligibility of Nominating Stockholder. (1) An “Eligible Stockholder” is a person who has either (i) been a record holder of the shares of common stock of the corporation used to satisfy the eligibility requirements in this Section 1.11(c) continuously for the three-year period specified in subsection (c)(2) of this Section 1.11 below or (ii) provides to the Secretary of the corporation, within the time period referred to in Section 1.11(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines acceptable.

(2) An Eligible Stockholder or group of up to 20 Eligible Stockholders may submit a nomination in accordance with this Section 1.11 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) (as adjusted for any stock splits, reverse stock splits, stock dividends or similar events) of shares of the corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number of shares through the date of the annual meeting of stockholders. The following shall be treated as one Eligible Stockholder if such Eligible Stockholder shall provide together with the Nomination Notice documentation satisfactory to the Board of Directors that demonstrates compliance with the following criteria: (i) funds under common management and investment control; (ii) funds under common management and funded primarily by the same employer; or (iii) a “family of investment companies” or a “group of investment companies” (each as defined in the Investment Company Act of 1940, as amended). For the avoidance of doubt, in the event of a nomination by a Nominating Stockholder that includes more than one Eligible Stockholder, any and all requirements and obligations for a given Eligible Stockholder or, except as the context otherwise makes clear, the Nominating Stockholder that are set forth in this Section 1.11, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the aggregate ownership of the group of Eligible Stockholders constituting the Nominating Stockholder. Should any Eligible Stockholder cease to satisfy the eligibility requirements in this Section 1.11, as determined by the Board of Directors, or withdraw from a group of Eligible Stockholders constituting a Nominating Stockholder at any time prior to the annual meeting of stockholders, the Nominating Stockholder shall be deemed to own only the shares held by the remaining Eligible Stockholders. As used in this Section 1.11, any reference to a “group” or “group of Eligible Stockholders” refers to any Nominating Stockholder that consists of more than one Eligible Stockholder and to all the Eligible Stockholders that make up such Nominating Stockholder.

(3) The “Minimum Number” of shares of the corporation’s common stock means 3% of the number of outstanding shares of common stock of the corporation as of the most recent date for which such amount is given in any filing by the corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(4) For purposes of this Section 1.11, an Eligible Stockholder “owns” only those outstanding shares of the corporation’s common stock as to which such Eligible Stockholder possesses both (i) the full voting and investment rights pertaining to such shares and (ii) the full economic interest in (including the opportunity for profit from and the risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (w) purchased or sold by such Eligible Stockholder or any of its affiliates in any transaction that has not been settled or closed, (x) sold short by such Eligible Stockholder, (y) borrowed by such Eligible Stockholder or any of its affiliates for any purpose or purchased by such Eligible Stockholder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding capital stock of the corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such Eligible Stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (B) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of such shares by such Eligible Stockholder or any of its affiliates. An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Stockholder. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares; provided that the Eligible Stockholder has the power to recall such loaned shares on not more than five business days’ notice. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the corporation are “owned” for these purposes shall be determined by the Board of Directors. For purposes of this Section 1.11(c)(4), the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(5) No Eligible Stockholder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Stockholder appears as a member of more than one group, such Eligible Stockholder shall be deemed to be a member of only the group that has the largest ownership position as reflected in the Nomination Notice.

(d) Nomination Notice. To nominate a Stockholder Nominee pursuant to this Section 1.11, the Nominating Stockholder (including, for the avoidance of doubt, each group member in the case of a Nominating Stockholder consisting of a group of Eligible Stockholders) must deliver either by personal delivery or by United States mail, postage prepaid, to the Secretary at the principal executive offices of the corporation all of the following information and documents in a form that the Board of Directors or its designee determines acceptable (collectively, the “Nomination Notice”), not less than 120 days nor more than 150 days prior to the anniversary of the date that the corporation mailed its proxy statement for the prior year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is not scheduled to be held within a period that commences 30 days before and concludes 30 days after the first anniversary date of the preceding year’s annual meeting of stockholders (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), then to be timely the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed (neither the adjournment of an annual meeting, nor the postponement or rescheduling of an annual meeting for which notice of the meeting has already been given to stockholders (or the public disclosure thereof) shall commence a new time period (or extend any time period) for the giving of the Nomination Notice):

(1) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven (7) calendar days prior to the date of the Nomination Notice, the Nominating Stockholder owns, and has continuously owned for the preceding 3 years, the Minimum Number of shares, and the Nominating

Stockholder’s agreement to provide, within 5 business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Nominating Stockholder’s continuous ownership of the Minimum Number of shares through the record date;

(2) an agreement to hold the Minimum Number of shares through the annual meeting of stockholders and to provide immediate notice if the Nominating Stockholder ceases to own the Minimum Number of shares at any time prior to the date of the annual meeting of stockholders;

(3) a Schedule 14N (or any successor form) relating to each Stockholder Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder, as applicable, in accordance with Securities and Exchange Commission rules;

(4) the written consent of each Stockholder Nominee to being named in the corporation’s proxy statement, form of proxy and ballot as a Stockholder Nominee and to serving as a director if elected;

(5) a written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including, for the avoidance of doubt, each group member in the case of a Nominating Stockholder consisting of a group of Eligible Stockholders): (i) the information required with respect to the nomination of directors pursuant to Section 1.10 of these Bylaws; (ii) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N; (iii) a representation and warranty that the Nominating Stockholder acquired the securities of the corporation in the ordinary course of business and did not acquire, and is not holding, securities of the corporation for the purpose or with the intent of influencing or changing control of the corporation; (iv) a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than such Nominating Stockholder’s Stockholder Nominee(s); (v) a representation and warranty that the Nominating Stockholder has not engaged in and will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-1(l)(2)(iv)) with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors; (vi) a representation and warranty that the Nominating Stockholder will not use any proxy card other than the corporation’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting; (vii) a representation and warranty that each Stockholder Nominee’s candidacy or, if elected, membership on the Board of Directors would not violate applicable state or federal law or the rules of any stock exchange on which the corporation’s securities are traded; (viii) a representation and warranty that each Stockholder Nominee (A) does not have any direct or indirect relationship with the corporation that would cause the Stockholder Nominee to be deemed not independent pursuant to the corporation’s Director independence standards and otherwise qualifies as independent under the corporation’s Director independence standards and the rules of the primary stock exchange on which the corporation’s shares of common stock are traded; (B) meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the corporation’s shares of common stock are traded; (C) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); (D) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Stockholder Nominee; and (E) meets the director qualifications set forth in the corporation’s Corporate Governance Guidelines; (ix) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 1.11(c); (x) a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 1.11(c) through the date of the annual meeting; (xi) details of any position of a Stockholder Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the corporation or its affiliates) of the corporation, within the three years preceding the submission of the Nomination Notice; (xii) if desired, a Supporting Statement; and (xiii) in the case of a nomination by a Nominating Stockholder comprised of a group, the designation by all Eligible Stockholders in such group of one Eligible Stockholder that is authorized to act on behalf of the Nominating Stockholder with respect to matters relating to the nomination, including withdrawal of the nomination;

(6) an executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Stockholder (including in the case of a group, each Eligible Stockholder in that group) agrees (i) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election; (ii) to file any written solicitation or other communication with the corporation’s stockholders relating to one or more of the corporation’s directors or director nominees or any Stockholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation; (iii) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Stockholder Nominees with the corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice; (iv) to indemnify and hold harmless (jointly with all other Eligible Stockholders, in the case of a group of Eligible Stockholders) the corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Stockholder Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 1.11; (v) in the event that any information included in the Nomination Notice or any other communication by the Nominating Stockholder (including with respect to any Eligible Stockholder included in a group) with the corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and (vi) in the event that the Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 1.11(c), to promptly notify the corporation; and

(7) an executed agreement, in a form deemed satisfactory by the Board of Directors, by each Stockholder Nominee (i) to provide to the corporation such other information and certifications, including completion of the corporation’s director nominee questionnaire, as the Board of Directors may reasonably request; (ii) at the reasonable request of the corporation’s nominating committee, to meet with such committee to discuss matters relating to the nomination of such Stockholder Nominee to the Board of Directors, including the information provided by such Stockholder Nominee to the corporation in connection with his or her nomination and such Stockholder Nominee’s eligibility to serve as a member of the Board of Directors; (iii) that such Stockholder Nominee has read and agrees, if elected, to adhere to the corporation’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other corporation policies and guidelines of the corporation applicable to Directors; and (iv) that such Stockholder Nominee is not and will not become a party to (a) any Third-Party Compensation Arrangement in connection with his or her nomination or candidacy as a director of the corporation that has not been fully disclosed to the corporation prior to or concurrently with the Nominating Stockholder’s submission of the Nomination Notice, (b) any Third-Party Compensation Arrangement in connection with his or her service or action as a director of the corporation, (c) any Voting Commitment that has not been fully disclosed to the corporation prior to or concurrently with the Nominating Stockholder’s submission of the Nomination Notice or (d) any Voting Commitment that could limit or interfere with such Stockholder Nominee’s ability to comply, if elected as a director of the corporation, with his or her fiduciary duties under applicable law.

The information and documents required by this Section 1.11(d) to be provided by the Nominating Stockholder shall be (i) provided with respect to and executed by each Eligible Stockholder in the group in the case of a Nominating Stockholder comprised of a group of Eligible Stockholders; and (ii) provided with respect to the persons specified in Instructions 1 and 2 to Item 6(c) and (d) of Schedule 14N (or any successor item) (x) in the case of a Nominating Stockholder that is an entity and (y) in the case of a Nominating Stockholder that is a group that includes one or more Eligible Stockholders that are entities. The Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 1.11(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to and received by the Secretary of the corporation.

(e) Exceptions. (1) Notwithstanding anything to the contrary contained in this Section 1.11, the corporation may omit from its proxy statement any Stockholder Nominee and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Stockholder Nominee, if (i) the corporation receives a notice pursuant to the advance notice requirements set forth in Section 1.11 of these Bylaws that a stockholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the corporation; (ii) the Nominating Stockholder (or, in the case of a Nominating Stockholder consisting of a group of Eligible Stockholders, the Eligible Stockholder that is authorized to act on behalf of the Nominating Stockholder), or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted pursuant to this Section 1.11, the Nominating Stockholder withdraws its nomination or the person presiding at the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 1.11 and shall therefore be disregarded; (iii) the Board of Directors determines that such Stockholder Nominee’s nomination or election to the Board of Directors would result in the corporation violating or failing to be in compliance with these Bylaws or the Certificate of Incorporation or any applicable law, rule or regulation to which the corporation is subject, including any rules or regulations of any stock exchange on which the corporation’s securities are traded; (iv) such Stockholder Nominee was nominated for election to the Board of Directors pursuant to this Section 1.11 at one of the corporation’s two preceding annual meetings of stockholders and withdrew from or became ineligible or unavailable for election at such annual meeting or received a vote of less than 25% of the shares of common stock cast for; (v) such Stockholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or (vi) the corporation is notified, or the Board of Directors determines, that the Nominating Stockholder or such Stockholder Nominee has failed to continue to satisfy the eligibility requirements described in Section 1.11(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Stockholder Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Stockholder Nominee under this Section 1.11.

(2) Notwithstanding anything to the contrary contained in this Section 1.11, the corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Stockholder Nominee included in the Nomination Notice, if the Board of Directors determines that (i) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (ii) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, corporation, partnership, association or other entity, organization or governmental authority; (iii) the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission proxy rules or any other applicable law, rule or regulation; or (iv) the inclusion of such information in the proxy statement would impose a material risk of liability upon the corporation.

The corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

1.12 Notice of Business at Annual Meetings.

(a) At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (2) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of the corporation, the procedures in Section 1.10 or Section 1.11 must be complied with and (ii) if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures set forth in Section 1.12(b) and (y) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting.

(b) To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (x) in the case of the annual meeting of stockholders of the corporation to be held in 2009 or (y) in the event that the date of the annual meeting in any other year is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. Neither the adjournment of an annual meeting, nor the postponement or rescheduling of an annual meeting for which notice of the meeting has already been given to stockholders (or the public disclosure thereof) shall commence a new time period (or extend any time period) for the giving of a stockholder’s notice. In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 10 days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the corporation not later than 5 days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than 8 days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of 10 days prior to the meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 1.10 or any other Section of these Bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines under these Bylaws or enable or be deemed to permit a stockholder who has previously submitted a notice under these Bylaws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of stockholders.

The stockholder’s notice to the Secretary shall set forth:

(A) as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, the text relating to the business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the annual meeting and any material interest (including a substantial interest, within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and stockholder associated person (including any anticipated benefit to such person or persons therefrom); (2) a description of all agreements, arrangements and understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; (3) a description of all agreements, arrangements and understandings between or among any such stockholder and any stockholder associated person, on the one hand, and any other person or persons, on the other hand (including their names), in connection with the proposal of such business by such stockholder and stockholder associated person; (4) all information relating to such stockholder and stockholder associated person that would be required to be disclosed in a proxy statement or other filing required to be made by any such stockholder or stockholder associated person in connection with the contested solicitation of proxies in support of such proposed business in accordance with Section 14(a) under the Exchange Act, and the rules and regulations promulgated thereunder; and

(B) as to the stockholder giving the notice and stockholder associated person (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such stockholder associated person; (2) the class or series and number of shares of stock of the corporation which are directly or indirectly owned, beneficially and of record, by such stockholder and such stockholder associated person; (3) a description of any proxy, contract, arrangement, understanding, or relationship (whether written or oral) pursuant to which such stockholder or stockholder associated person has a right to vote, directly or indirectly, any stock of the corporation or pursuant to which any other person has the right to vote, directly or indirectly, any stock owned by such stockholder or stockholder associated person; (4) a representation that such stockholder is a holder of record of the stock of the corporation at the time of giving of the notice, will be entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; (5) a representation whether such stockholder or stockholder associated person intends or is part of a group that intends to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of stock issued and outstanding that is required to approve or adopt the proposal and (y) otherwise to solicit proxies from stockholders in support of such proposal; (6) any performance-related fees (other than an asset-based fee) that such stockholder or stockholder associated person is entitled to based on any increase or decrease in the value of shares of stock of the corporation or Derivative Instruments (as defined below), if any; (7) a description of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right is subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or any stockholder associated person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation; (8) any rights to dividends on the shares of stock of the corporation owned beneficially by such stockholder or stockholder associated person that are separated or separable from the underlying shares of the corporation; (9) a written description of any direct or indirect material interest in any material contract or agreement with the corporation, any affiliate of the corporation or any competitor of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (10) a written description of any other material relationship between such stockholder and such stockholder associated person, on the one hand, and the corporation, any affiliate of the corporation or any competitor, on the other hand; (11) a certification regarding whether such stockholder and stockholder associated person have complied with all applicable federal, state and other legal requirements in connection with such stockholder’s and/or stockholder associated person’s acquisition of shares of stock or other securities of the corporation; and (12) any other information relating to such stockholder and stockholder associated person that is reasonably requested by the corporation (including with respect to determining whether such person has complied with this Section 1.12).

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures set forth in this Section 1.12; provided that any stockholder proposal which complies with Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the Exchange Act and is to be included in the corporation’s proxy statement for an annual meeting of stockholders shall be deemed to comply with the requirements of this Section 1.12. A stockholder shall not have complied with this Section 1.12(b) if the stockholder or stockholder associated person solicits or does not solicit, as the case may be, proxies in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Section 1.12.

(c) The chairman of any meeting shall have the power and duty to determine whether business was properly brought before the meeting in accordance with the provisions of this Section 1.12 (including whether the stockholder or stockholder associated person solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s proposal in compliance with the representation with respect thereto required by this Section 1.12), and if the chairman should determine that business was not properly brought before the meeting in accordance with the provisions of this Section 1.12, the chairman shall so declare to the meeting and such business shall not be brought before the meeting.

(d) Notwithstanding the foregoing provisions of this Section 1.12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the corporation to present business, such business shall not be considered, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 1.12, to be considered a qualified representative of the stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(e) For purposes of this Section 1.12, “public disclosure” shall include disclosure (1) in a press release released by the corporation, provided that such press release is released by the corporation following its customary procedures, reported by the Dow Jones New Service, Associated Press or comparable national news service or is generally available on internet news sites or (2) in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(f) For purposes of this Section 1.12, “stockholder associated person” of any stockholder means: (1) any beneficial owner of shares of stock of the corporation on whose behalf any proposal is made by such stockholder; (2) any affiliates or associates of such stockholder or any beneficial owner described in clause (1); and (3) any affiliate who controls such stockholder or any beneficial owner described in clause (1).

1.13 Conduct of Meetings.

(a) Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board of Directors. The

Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b) The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(c) The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(d) In advance of any meeting of stockholders, the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

1.14 Stockholder Action by Written Consent.

(a) For so long as Carlyle Partners IV, L.P., CP IV Coinvestment, L.P. and their respective affiliates (collectively, the “Sponsors”), any other stockholders that received their shares in a transfer from any of the Sponsors (other than any transfer effected pursuant to (i) an effective registration statement under the Securities Act of 1933, as amended (the “Act”), or (ii) Rule 144 promulgated under the Act) and their respective affiliates (the “Specified Transferees”) and William C. Stone collectively own more than 50.0% of the outstanding shares of Common Stock, then, to the fullest extent permitted by law and except as otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at an annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, are: (i) signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (but not less than the minimum number of votes otherwise prescribed by law) and (ii) delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded within 60 days of the earliest dated consent so delivered to the corporation.

(b) Except as otherwise provided in the Certificate of Incorporation, if the Sponsors, the Specified Transferees and William C. Stone collectively own 50.0% or less of the outstanding shares of the Common Stock, then any action required or permitted to be taken at any annual or special meeting of stockholders of the corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

(c) If a stockholder action by written consent is permitted under these Bylaws and the Certificate of Incorporation, and the Board of Directors has not fixed a record date for the purpose of determining the stockholders entitled to participate in such consent to be given, then: (i) if the General Corporation Law of the State of Delaware does not require action by the Board of Directors prior to the proposed stockholder action, the record date shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation at any of the locations referred to in Section 1.14(a)(ii) of these Bylaws; and (ii) if the General Corporation Law of the State of Delaware requires action by the Board of Directors prior to the proposed stockholder action, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action. Every written consent to action without a meeting shall bear the date of signature of each stockholder who signs the consent, and shall be valid if timely delivered to the corporation at any of the locations referred to in Section 1.14(a)(ii) of these Bylaws.

(d) The Secretary shall give prompt notice of the taking of an action without a meeting by less than unanimous written consent to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the corporation in accordance with the General Corporation Law of the State of Delaware.

ARTICLE II
DIRECTORS

2.1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, which may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2 Number, Election and Qualification. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the corporation shall be established by the Board of Directors. Election of directors need not be by written ballot. Directors need not be stockholders of the corporation.

2.3 Chairman of the Board; Vice Chairman of the Board. The Board of Directors may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the corporation. If the Board of Directors appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors and, if the Chairman of the Board is also designated as the corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Bylaws. If the Board of Directors appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors. Unless otherwise provided by the Board of Directors, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors.

2.4 Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The allocation of directors among classes shall be determined by resolution of the Board of Directors.

2.5 Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the corporation’s first annual meeting of stockholders held after the effectiveness of these Amended and Restated Bylaws; each director initially assigned to Class II shall serve for a term expiring at the corporation’s second annual meeting of stockholders held after the effectiveness of these Amended and Restated Bylaws; and each director initially assigned to Class III shall serve for a term expiring at the corporation’s third annual meeting of stockholders held after the effectiveness of these Amended and Restated Bylaws; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

2.6 Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors established by the Board of Directors pursuant to Section 2.2 of these Bylaws shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.7 Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, unless a greater number is required by law or by the Certificate of Incorporation.

2.8 Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the corporation may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors; provided that for so long as any stockholders of the corporation have a contractual right with the corporation to designate a director of the corporation, directors of the corporation may be removed, with or without cause, by the holders that have the right to remove such director by the affirmative vote of at least a majority of the votes that all such stockholders would be entitled to cast in any annual election of directors or class of directors.

2.9 Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly-created directorship on the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders; provided that for so long as any stockholders of the corporation have a contractual right with the corporation to designate a director of the corporation, any vacancy in the Board of Directors, however occurring, shall be filled by the holders that have the right to remove such director by the affirmative vote of at least a majority of the votes that all such stockholders would be entitled to cast in any annual election of directors or class of directors. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor or until such director’s earlier death, resignation or removal.

2.10 Resignation. Except as provided in Section 1.9, any director may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

2.11 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.12 Special Meetings. Special meetings of the Board of Directors may be held at any time and place designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.13 Notice of Special Meetings. Notice of the date, place and time of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person or by telephone at least 24 hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or electronic transmission, or delivering written notice by hand, to such director’s last known business, home or electronic transmission address at least 48 hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

2.14 Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board of Directors or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.15 Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission, and the written consents or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.16 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation with such lawfully delegable powers and duties as the Board of Directors thereby confers, to serve at the pleasure of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.17 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

ARTICLE III
OFFICERS

3.1 Titles. The officers of the corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2 Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

3.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation or removal.

3.5 Resignation and Removal. Any officer may resign by delivering a written resignation to the corporation at its principal office or to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by vote of a majority of the directors then in office. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the corporation.

3.6 Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of Chief Executive Officer, President, Treasurer and Secretary. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

3.7 President; Chief Executive Officer. Unless the Board of Directors has designated another person as the corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the corporation. The Chief Executive Officer shall have general charge and supervision of the business of the corporation subject to the direction of the Board of Directors, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board of Directors. The President shall perform such other duties and shall have such other powers as the Board of Directors or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

3.8 Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

3.9 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.10 Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the corporation, to deposit funds of the corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.

3.11 Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

3.12 Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

ARTICLE IV
CAPITAL STOCK

4.1 Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any shares of the authorized capital stock of the corporation held in the corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.

4.2 Stock Certificates; Uncertificated Shares. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Every holder of stock of the corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the General Corporation Law of the State of Delaware.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or, with respect to Section 151 of General Corporation Law of the State of Delaware, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.3 Transfers. Shares of stock of the corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of shares of stock of the corporation shall be made only on the books of the corporation or by transfer agents designated to transfer shares of stock of the corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require.

Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these Bylaws.

4.4 Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.

4.5 Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted, and such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose (other than stockholder action by written consent) shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

4.6 Regulations. The issue, transfer, conversion and registration of shares of stock of the corporation shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE V
GENERAL PROVISIONS

5.1 Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3 Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4 Voting of Securities. Except as the Board of Directors may otherwise designate, the Chief Executive Officer, the President or the Treasurer may waive notice of, vote or appoint any person or persons to vote, on behalf of the corporation at, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at, any meeting of stockholders or securityholders of any other entity, the securities of which may be held by this corporation.

5.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6 Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

5.7 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these By-laws.

5.8 Pronouns. All pronouns used in these By-laws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE VI
AMENDMENTS

Except as may be otherwise provided by law, these By-laws may be altered, amended or repealed, in whole or in part, or new By-laws may be adopted by the Board of Directors or by the stockholders as provided in the Certificate of Incorporation.